EXHIBIT 10

                           FORM OF SEVERANCE AGREEMENT


         This Agreement is made as of the 24th day of July, 1997, between E.W. Blanch Holdings, Inc., a Delaware corporation, with its principal offices at 3500 W. 80th Street, Minneapolis, Minnesota (the "Company") and [[NAME]] ("Employee"), residing at [[ADDRESS]].


                                WITNESSETH THAT:

         WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to the Employee upon Employee's separation from employment with the Company under any of the circumstances described herein; and

         WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Employee notwithstanding the possibility, threat or occurrence of certain types of change in control, thereby enhancing the Company's ability to attract and retain highly qualified people.

         NOW, THEREFORE, to assure the Company that it will have the continued dedication of Employee notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and Employee agree as follows:

         1. Term of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through April 1, 2001; provided that commencing on March 31, 2001 and each March 31 thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than December 31 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control (as defined in Section 3(i) hereof) shall have occurred during such term.

         2. Termination of Employment.

                  (i) Prior to a Change in Control. Employee's rights upon termination of employment prior to a Change in Control (as defined in Section 3(i) hereof) shall be governed by the Company's standard employment termination policy applicable to Employee in effect at the time of termination and by any other employment agreements that may exist between the Employee and the Company.


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                  (ii) After a Change in Control.

                           (a) From and after the date of a Change in Control
                  (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall not terminate Employee from employment with the Company except as provided in this Section 2(ii) or as a result of Employee's Disability (as defined in Section 3(iv) hereof) or his death.

                           (b) From and after the date of a Change in Control
                  (as defined in Section 3(i) hereof) during the term of this Agreement, the Company shall have the right to terminate Employee from employment with the Company at any time during the term of this Agreement for Cause (as defined in Section 3(iii) hereof), by written notice to the Employee, specifying the particulars of the conduct of Employee forming the basis for such termination.

                           (c) From and after the date of a Change in Control
                  (as defined in Section 3(i) hereof) during the term of this Agreement (x) the Company shall have the right to terminate Employee's employment without Cause (as defined in Section 3(iii) hereof), at any time; and (y) the Employee shall, upon the occurrence of such a termination by the Company without Cause, or upon the voluntary termination of Employee's employment by Employee for Good Reason (as defined in Section 3(ii) hereof), be entitled to receive the benefits provided in
                  Section 4 hereof. Employee shall evidence a voluntary termination for Good Reason by written notice to the Company given within 60 days after the date of the occurrence of any event that Employee knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify the Employee and set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason.

                           Any notice given by Employee pursuant to this Section
                  2 shall be effective five business days after the date it is given by Employee.

         3. Definitions.

                  (i) A "Change in Control" shall mean:

                           (a) a change in control of a nature that would be
                  required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or successor provision thereto, whether or not the Company is then subject to such reporting requirement;

                           (b) any "person" (as such term is used in Sections
                  13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the

                  Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                           (c) the Continuing Directors (as defined in Section
                  3(v) hereof) cease to constitute a majority of the Company's Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors; or

                           (d) the majority of the Continuing Directors (as
                  defined in Section 3(v) hereof) determine in their sole and absolute discretion that there has been a change in control of the Company.

                  (ii) "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee's employment by the Company for Cause (as defined in Section 3(iii) hereof), for Disability (as defined in Section 3(iv) hereof) or for death:

                           (a) the assignment to Employee of employment
                  responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Employee immediately prior to a Change in Control;

                           (b) reduction by the Company in Employee's base
                  salary as in effect immediately prior to a Change in Control;

                           (c) an amendment or modification of the Company's
                  incentive compensation program (except as may by required by applicable law) which affects the terms or administration of the program in a manner adverse to the interest of Employee as compared to the terms and administration of such program immediately prior to a Change in Control;

                           (d) the Company's requiring Employee to be based
                  anywhere other than within 50 miles of Employee's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in Control;

                           (e) except to the extent otherwise required by
                  applicable law, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan, or disability plan in which Employee is participating immediately prior to a Change in Control (or plans providing Employee with substantially similar benefits), the taking of any action by the Company, which would adversely affect Employee's participation in, or materially reduce Employee's benefits under, any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee immediately prior to such Change in Control, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled immediately prior to such Change in Control in accordance with the Company's vacation policy as then in effect; or

                           (f) the failure by the Company to obtain, as
                  specified in Section 6(i) hereof, an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

                  (iii) "Cause" shall mean termination by the Company of Employee's employment based upon (a) the willful and continued failure by Employee substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Employee's termination for Good Reason) or (b) the willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3(iii), no action or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.

                  (iv) "Disability" shall mean any physical or mental condition with would qualify Employee for a disability benefit under the Company's long-term disability plan.

                  (v) "Continuing Director" shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (a) was a member of the Board of Directors on the date of this Agreement as first written above or (b) subsequently becomes a member of the Board of Directors, if such person's nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 3(v): "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company, or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed, or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

         4. Benefits upon Termination under Section 2(ii)(c).

                  (i) Upon the termination (voluntary or involuntary) of the employment of Employee pursuant to Section 2(ii)(c) hereof, Employee shall be entitled to receive the benefits specified in this Section 4. The amounts due to Employee under subparagraph (a) of this Section 4(i) shall be paid to Employee, at Employee's election as specified in a written notice delivered by the Employee to the Company on the date of this Agreement and which is attached hereto as Exhibit A and made a part hereof, either (a) in a lump sum not later than one business day prior to the date that the termination of Employee's employment becomes effective or (b) in 36 equal installments, payable monthly, on the last business day of the month, for 36 consecutive months following the date that the termination of Employee's employment becomes effective. The amounts due to Employee under subparagraphs (b),
         (c) and (d) of this Section 4(i) shall be paid to Employee not later than one business day prior to the date that the termination of Employee's employment becomes effective. Subject to the provisions of
         Section 4(ii) hereof, all benefits to Employee pursuant to this Section 4(i) shall be subject to any applicable payroll or other taxes required by law to be withheld.

                           (a) The Company shall pay as severance pay to
                  Employee an amount equal to [[AMOUNT]] times Employee's highest annual rate of salary from the Company, including both base compensation and any bonus or incentive plan payments, for any year during the 36 months preceding the date the termination of Employee's employment became effective.

                           (b) The Employee shall be entitled to receive a
                  lump-sum amount equal to the equivalent, determined as of the date that the termination of Employee's employment became effective, of the benefit under the Company's retirement plan (including cash payments in excess of ERISA contribution limits) the Employee would receive as if the Employee had three additional years of benefit service beyond such date under the Company's retirement plan at the compensation level provided for in Section 4(i)(a) of this Agreement.

                           (c) The Company shall pay to Employee (1) any amount
                  earned by Employee as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Employee, and (2) an amount representing credit for any vacation earned or accrued by him but not taken.

                           (d) The Company shall also pay to Employee all legal
                  fees and expenses incurred by employee as a result of such termination of employment (including all fees and expenses, if any, incurred by Employee in seeking to obtain or enforce any right or benefit provided to Employee by this Agreement whether by arbitration or otherwise); and

                           (e) Any and all contracts, agreements, or
                  arrangements between the Company and Employee prohibiting or restricting the Employee from owning, operating, participating in, or providing employment or consulting services to, any business or company competitive with the Company at any time or during any period after the date the termination of Employee's employment becomes effective, shall be deemed terminated and of no further force or effect as of the date the termination of Employee's employment becomes effective, to the extent, but only to the extent, such contracts, agreements, or arrangements so prohibit or restrict the Employee; provided that the foregoing provision shall not constitute a license or right to use any proprietary information of the Company and shall in not way affect any such contracts, agreements, or arrangements insofar as they relate to nondisclosure and nonuse of proprietary information of the Company notwithstanding the fact that such nondisclosure and nonuse may prohibit or restrict the Employee in certain competitive activities.

                  (ii) In the Event that any payment or benefit received or to be received by Employee in connection with a Change in Control of the Company or termination of Employee's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement, or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the "Total Payments")) would be subject to the excise tax imposed by Section 4999 of the Code or any interest, penalties or additions to tax with respect to such excise tax such excise tax, together with any such interest, penalties or additions to tax, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company additional cash payment (a "Gross-Up Payment") within thirty business days of such determination in an amount such that after payment by the Employee of all taxes (including any interest, penalties or additions to tax imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. All determinations required to be made under this Section 4(ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company on the date of the Change in Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date that the termination of Employee's employment becomes effective, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with an opinion that the Employee has substantial authority not to report any Excise Tax on his or her federal income tax return.

                  Any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder shall be resolved in favor of the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were less than the Gross-Up Payments that should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment, if any, that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that at a later time there will be a determination that the Gross-Up Payments made by the Company were more than the Gross-Up Payments that should have been made by the Company ("Overpayment"), consistent with the calculations required to be made hereunder. Employee agrees to refund to the Company the amount of any Overpayment that the Accounting Firm shall determine has occurred hereunder. Any determination by the Accounting Firm as to the amount of any Gross-Up Payment, including the amount of any Underpayment or Overpayment, shall be binding upon the Company and the Employee.

                  (iii) Any payment not made to Employee when due hereunder shall thereafter, until paid in full, bear interest at the rate of interest equal to the reference rate announced from time to time by First Bank National Association, plus two percent, with such interest to be paid to Employee upon demand or monthly in the absence of a demand.

                  (iv) Employee shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. The amount of any payment or benefit provided in this
         Section 4 shall not be reduced by any compensation earned by Employee as a result of any employment by another employer.

         5. Employee's Agreements.

                  Employee agrees that:

                  (i) Without the consent of the Company, Employee will not terminate his employment with the Company without giving 60 days prior notice to the Company, and during such 60-day period Employee will assist the Company, as and to the extent reasonably requested by the Company, in training the successor to Employee's position with the Company. The provisions of this Section 5(i) shall not apply to any termination (voluntary or involuntary) of the employment of Employee pursuant to Section 2(ii)(c) hereof.

                  (ii) Without the consent of the Company or except as may be required by law, Employee will not at any time after termination of his employment with the Company disclose to any person, corporation, firm, or other entity, confidential information concerning the Company of which Employee has gained knowledge during his employment with the Company.

                  (iii) In the event that Employee has received any benefits from the Company under Section 4 of this Agreement, then, during the period of 36 months following the date that the termination of Employee's employment became effective, Employee, upon request by the
         Company:

                           (a) Will consult with one or more of the executive
                  officers concerning the business and affairs of the Company for not to exceed four hours in any month at times and places selected by Employee as being convenient to him, all without compensation other than what is provided for in Section 4 of this Agreement; and

                           (b) Will testify as a witness on behalf of the
                  Company in any legal proceedings involving the Company which arise out of events or circumstances that occurred or existed prior to the date that the termination of Employee's employment became effective (except for any such proceedings relating to this Agreement), without compensation other than what is provided for in
                  Section 4 of this Agreement, provided that all out-of-pocket expenses incurred by Employee in connection with serving as a witness shall be paid by the Company.

                  Employee shall not be required to perform his obligations under this Section 5(iii) if and so long as the Company is in default with respect to the performance of any of its obligations under this Agreement.

         6. Successors and Binding Agreement.

                  (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled hereunder if employee terminated his employment after a Change in Control for Good Reason, except that for purposes of implementing of the foregoing, the date on which any such succession becomes effective shall be deemed the date that the termination of Employee's employment becomes effective. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (ii) This Agreement is personal to Employee, and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

         7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Minneapolis, Minnesota area, in accordance with the applicable rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         8. Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modifications, or discharge is agreed to in a writing signed by Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         9. Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, at first written above (directed to the attention of the Board of Directors and Corporate Secretary in the case of the Company). Either party hereto may change its address for purposes of this Section 9 by giving 15 days' prior notice to the other party hereto.

         10. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. Governing Law. This Agreement has been executed and delivered in the State of Minnesota, and shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of Minnesota, including all matters of constructions, validity, and performance.

         13. Effect of Agreement; Entire Agreement. The Company and the Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to payments and benefits upon termination in certain cases and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way Employee's rights under any benefit plan, program or arrangements in accordance with their terms.

         14. ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension benefit plan, and shall be construed and administered with that intention.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized director and officer, and Employee has hereunto set his hand, all as of the date first written above.

                                     E. W. BLANCH HOLDINGS, INC.


                                     By:  ________________________________
                                          [[SIGNERA]]

                                     and

                                     By:  ________________________________
                                          [[SIGNERB]], Secretary


                                     EMPLOYEE

                                     _____________________________________
                                     [[NAME]]

                                    EXHIBIT A

                                     NOTICE


         The undersigned ("Employee") does hereby notify E. W. Blanch Holdings, Inc. (the "Company") pursuant to Section 4(i) of that certain Severance Agreement dated as of the date hereof between the Company and Employee (the "Agreement") that Employee has elected to be paid any amounts which become payable under Section 4(i)(a) of the Agreement as follows:


         (check one)


         ____ in a lump sum not later than one business day prior to the date that the termination of Employee's employment becomes effective.

         ____ in 36 equal installments payable monthly, on the last business day of the month, for 36 consecutive months following the date that the termination of Employee's employment becomes effective.


Dated: ______________, 19__



Employee:

___________________________
[[NAME]]




L:\AGREMENT\SEVERANC.DOC